Exhibit 10.7

Revised: August 29, 2013

Ref: CFO Path Forward Agreement

Dear Neal:

The following serves as CECO’s formal offer of at-will employment based on our conversations regarding our desire to have you serve as CECO’s CFO. Our aspiration, as I have stated, is that we work together building, growing and improving CECO for many years to come.

Should you accept the CFO role, you will be a member of a team committed to global growth, operational excellence, lean enterprises and a global technology platform in our core sectors that leverages our unique fragmented global market opportunities.

We have reviewed your Met Pro severance arrangement including its provisions relating to a change of control and involuntary termination). We do not believe that the change in control provisions are applicable in this situation, as you are being offered the full CFO role and a substantial compensation package.

Below is the final compensation package CECO has designed for you.

•	Base Salary: $270,000

•	Bonus Target: 40% of base—$108,000; subject to achievement of performance goals.

•	Stock Option Award: September 2013, 75,000 shares, to be awarded in accordance with CECO’s customary terms and conditions for stock grants and options.

•	Salary Increase: On March 1st 2014, your annual base compensation will be increased to $300,000.

•	Bonus Target Increase: Effective March 1, 2014 your bonus target will be increased to 50% of base pay—$150,000 for achievement of specific performance goals.

Commitment to our shareholders, growth and future must be central to senior management’s efforts. CECO believes that your future role and earnings upside should and will be based on working with the senior, management team to grow and improve the business and not based on a single monetizing event at closing. The 75,000 stock options provide a substantial earnings upside when the execution of our strategy is achieved.

In expectation of best effort performance, we will provide you with the following retention bonus. We consider this offer to be fair and on par with those in similar companies and industries.

•	$100,000 bonus at closing

•	$100,000 bonus paid on September 1, 2014

•	$100,000 bonus paid on September 1, 2015

At this time, CECO does not provide a SERP benefit, however if we move forward with board approval for this executive benefit, you and other senior leaders are expected to be afforded this benefit. As you are aware, the CECO Met-Pro SPA document states that CECO benefits shall govern the merger acquisition process for all employees. Please note that I will push for the SERP to be approved, but it requires board approval.

We are excited at the prospect of your service as CECO’s CFO and feel that together, we can build something very special. We have talked about our collective purpose for over a year. In that light, your future upside and compensation can be very positive. The 75,000 stock option award could have a substantial upside value given our trajectory and future growth plans. Of course you will need to do your own math, as we make no promises.

Please carefully consider this offer and know it is our sincere wish that we move forward with you as part of the CECO senior executive team.

Sincerely,

/s/ Jeff Lang

Jeff Lang, CEO
CECO Environmental Corp

Acknowledged and accepted by:

/s/ Neal Murphy	9/3/13
Neal Murphy	Date

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